Exhibit 99.1

20 South Wacker Drive Chicago, IL 60606

FOR IMMEDIATE RELEASE

CME and S&P Announce New E-mini Small Cap Stock Index Futures Contracts

CHICAGO, June 19, 2007 — Chicago Mercantile Exchange (CME), the world’s largest and most diverse financial exchange and largest marketplace for U.S. equity index derivatives trading, and Standard & Poor’s Corporation, a Division of the McGraw Hill Companies, today announced that they have expanded their successful 25-year partnership to include the listing of new E-mini Small Cap Stock Index Futures Contracts based on the successful family of S&P U.S. equity indices, addressing the needs of institutional asset managers for hedging and managing portfolios of small cap companies.   The new derivatives products will be offered exclusively on the CME Globex platform and will be supported by dedicated CME market makers.  In response to customer demands and to ensure an orderly transfer of liquidity, CME intends to list its Russell contracts through the September 2008 expiration date.  Following the expiration of CME’s agreement with Russell, CME and S&P will provide trading incentives and execution facilities that will encourage market participants to transfer their open interest in CME Russell 2000 stock index futures contracts into the new CME/S&P E-mini Small Cap Stock Index Futures Contracts.  CME and S&P also announced today that they plan to develop other new equity and fixed income products designed to address the full spectrum of institutional asset management trading needs.

“CME and S&P have enjoyed the most successful and long-term stock index licensing relationship in the business and have the strongest brand recognition, product quality and liquidity in today’s marketplace for equity derivatives, said Terry Duffy, CME Executive Chairman.  “Though Russell has decided to move to another exchange, we look forward to enhancing our relationship with S&P and toward the successful continuation of our small cap business.”

“We value our 25-year relationship with CME, said Robert Shakotko, Managing Director, Index Services, Standard & Poor’s.  “Our E-mini S&P 500 futures contract traded at CME has grown 338 percent in the last five years, from roughly $9 billion in average daily dollar volume in 2002 to over $90 billion in 2007.  As the market leader in equity indices for the U.S. equity market with the S&P 500®, S&P Mid-Cap 400® and S&P Small-Cap 600® family of products, we look forward to further strengthening our partnership with CME as we jointly develop new derivatives products that will further meet the trading and risk management needs of market users worldwide.”

“CME has been the market leader and innovator in stock index futures markets for more than 25 years.  We have developed the most sophisticated technology, the broadest global distribution and institutional customer base and the most efficient clearing environment for equity derivatives transactions,” said Craig Donohue, CME Chief Executive Officer.  “These advantages will benefit us tremendously as we vigorously compete in this segment of the equity derivatives markets.”

About CME

CME (www.cme.com) is the world’s largest and most diverse derivatives exchange. As an international marketplace, CME brings together buyers and sellers on the CME Globex® electronic trading platform and on its trading floors. CME offers futures and options on futures in these product areas: interest rates, stock indexes, foreign exchange, agricultural commodities, energy, and alternative investment products such as weather, real estate and economic derivatives. CME is a wholly-owned subsidiary of Chicago Mercantile Exchange Holdings Inc. (NYSE, NASDAQ: CME), which is part of the Russell 1000® Index and the S&P 500® Index.

Chicago Mercantile Exchange, CME, the globe logo, CME Globex and E-mini are trademarks of Chicago Mercantile Exchange Inc.  CLEARING 21 is a registered trademark of CME and New York Mercantile Exchange, Inc.  S&P, S&P 500, NASDAQ-100, Nikkei 225, Russell 1000, Russell 2000, TRAKRS, Total Return Asset Contracts and other trade names, service marks, trademarks and registered trademarks that are not proprietary to Chicago Mercantile Exchange Inc. are the property of their respective owners, and are used herein under license.  Further information about CME and its products is available on the CME Web site at www.cme.com.

About Standard & Poor’s

Standard & Poor’s, a division of The McGraw-Hill Companies (NYSE:MHP), is the world’s foremost provider of financial market intelligence, including independent credit ratings, indices, risk evaluation, investment research and data. With approximately 8,500 employees, including wholly owned affiliates, located in 21 countries. Standard & Poor’s is an essential part of the world’s financial infrastructure and has played a leading role for more than 140 years in providing investors with the independent benchmarks they need to feel more confident about their investment and financial decisions. For more information, visit <http://www.standardandpoors.com>.

Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which can be obtained at its Web site at www.sec.gov. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

CME Globex and SPCTR are trademarks of Chicago Mercantile Exchange Inc. E-mini is a service mark of Chicago Mercantile Exchange Inc. S&P, S&P 500 and other trade names, service marks, trademarks and registered trademarks that are not proprietary to Chicago Mercantile Exchange Inc. are the property of their respective owners, and are used herein under license. Further information about CME and its products is available on the CME Web site at www.cme.com.

# # #

CME Contacts –
Anita Liskey, 312.466.4613	S&P Contacts –
Mary Haffenberg, 312.930.3435 CME-G	David R. Guarino, 212.438.1471